Exhibit 10.12(c)
AMENDMENT 2008-1
TO THE
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDMENT, dated as of March 6, 2008, between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”) and Stuart M. Essig (“Executive”).
RECITALS
     WHEREAS, the Company and Executive previously entered into the Second Amended and Restated Employment Agreement, dated as of July 27, 2004, (the “Employment Agreement”), that sets forth the terms and conditions of Executive’s employment with the Company, including, but not limited to, severance benefits that will be payable to Executive if he experiences a covered termination;
     WHEREAS, as of December 19, 2006, Company and Executive entered into Amendment 2006-1 to the Employment Agreement (“Amendment 2006-1”) to provide certain severance benefits to Executive in the event Executive’s employment is terminated by Company for a covered termination in connection with a Change in Control (as defined in the Employment Agreement);
     WHEREAS, the Company and Executive desire to amend the Employment Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder; and
     WHEREAS, Section 8.6 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive.
     NOW, THEREFORE, the Company and Executive hereby agree that, effective March ___, 2008, the Employment Agreement and Amendment 2006-1 shall be amended as follows:
     1. Section 3.2(c)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:
“(i) The Company issued to Executive on the Commencement Date a fully-vested equity-based signing award bonus in the form of contract stock for 750,000 shares of the Company’s common stock (the ‘Additional Restricted Units’ and together with Prior, ‘Restricted Units’) pursuant to the 2003 Plan and the terms and conditions set forth in the Contract Stock/Restricted Units Agreement, dated as of July 27, 2004, attached as Exhibit C hereto, (the “Restricted Units Agreement”). The Restricted Units Agreement has subsequently been amended. In the event of any inconsistency between the terms of this Agreement and the Restricted Units Agreement, as amended, the Restricted Units Agreement, as amended, shall govern. The shares underlying the Additional Restricted Units

(the “Additional Unit Shares”) shall be delivered to Executive in accordance with the terms of the Restricted Units Agreement, as amended.”
     2. Section 4.1 of the Employment Agreement is hereby amended in its entirety to read as follows:
“4.1 Death of Executive. If Executive dies during the Term, Company shall pay to Executive’s estate within thirty (30) days following Executive’s death amounts (including Base Salary, bonuses, expense reimbursement, etc.) accrued as of the date of Executive’s employment termination (all such accrued amounts as of Executive’s employment termination shall be referred to as “Accrued Obligations”) and a lump sum equal to one (1) times Executive’s annual rate of Base Salary. In addition, Company shall pay to Executive’s spouse and eligible dependents for the period ending on the earlier of (a) the first anniversary of Executive’s death, or (b) the first month in which Executive’s spouse and/or eligible dependents do not pay to Company the applicable monthly premium for COBRA insurance coverage under Company’s group health plan, a monthly cash payment that is equal to the quotient determined by dividing (x) the aggregate monthly premium cost for “COBRA” family health coverage under Company’s group health plan, by (y) 0.55. The first monthly cash payment provided for in the immediately preceding sentence shall be paid within thirty (30) days following the date of Executive’s death and each monthly payment thereafter shall be paid on the first business day of each month, commencing with the second month that follows Executive’s date of death. Upon Executive’s death, all Stock Options shall immediately vest (to the extent not already vested) and shall be exercisable until one year following his death, but in no event beyond their respective original expiration dates. All Additional Unit Shares shall be delivered to Executive as provided in his Restricted Units Agreement, as amended.”
     3. Section 4.2 of the Employment Agreement is hereby amended in its entirety to read as follows:
“4.2 Disability of Executive. If Executive, in the reasonable opinion of a qualified physician jointly selected by Company and Executive (or a representative of Executive) (a “Qualified Physician”), has been materially unable to perform his duties hereunder for a period of 180 consecutive days by reason of physical or mental illness or disability (“Disability”), then the Board shall have the right to terminate Executive’s employment, in accordance with applicable law, upon 30 days’ prior written notice to Executive at any time during the continuation of such Disability (a “Disability Termination”). Until a Disability Termination, he shall continue to receive his full Base Salary and other payments and benefits hereunder. In the event of a Disability Termination, Company shall not thereafter be obligated to make any further payments to Executive hereunder other than (a) Accrued Obligations, (b) a lump sum cash payment within thirty (30) days following Executive’s Date of Termination equal to Executive’s then-current Base Salary that would have been payable to Executive until December 31, 2009, (c) for a period ending on the first anniversary of Executive’s Date of Termination, a monthly cash payment, payable on the first business day of each month that follows Executive’s Date of Termination, in an amount equal to the monthly premium cost that Company would have paid on behalf of Executive to cover Executive under Company’s life insurance plan if Executive’s employment with Company had not terminated; and (d) for a period ending on the earlier of (i) the one (1) year anniversary of Executive’s Date of Termination or (ii) the first month in which Executive does not pay to Company the applicable monthly premium for COBRA insurance coverage under Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows Executive’s Date of Termination, in an amount equal to the quotient determined by dividing (x) the aggregate monthly premium cost for “COBRA” family health coverage under Company’s group health plan, by (y) 0.55. Notwithstanding the foregoing, if at the time of Executive’s Disability Termination the Company’s stock is publicly traded and Executive is a ‘specified employee’ (as such term is defined in section 409A(2)(B)(i) of the Code and its corresponding regulations), then all cash payments (other than Accrued Obligations) to Executive pursuant to this Section 4.2 shall not be paid to Executive until as soon as administratively practicable following the expiration of the six month period following the date of Executive’s Date of Termination, but not later than the first Company payroll date that occurs after the end of such six month period. Any postponed amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s Date of Termination, and any amounts payable to Executive after the expiration of such six (6) month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If Executive dies during such six-month period and prior to the payment of the postponed cash amounts hereunder, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death. If any of the cash payments payable pursuant to this Section 4.2 are deferred due to such requirements, there shall be added to such payments interest during the deferral period at a rate, per annum, equal to the applicable federal short-term deferral rate (compounded monthly) in effect under section 1274(d) of the Code on Executive’s Date of Termination. Following December 31, 2009, Executive shall continue to be entitled to receive long-term disability benefits under the Company’s long-term disability program in effect at such time to the extent Executive is eligible to receive such benefits. In the event of a Disability Termination, all Stock Options shall immediately vest (to the extent not already vested) and shall be exercisable until one year following the date of termination, but in no event later than their respective original expiration dates. All Additional Unit Shares shall be delivered to Executive as provided in his Restricted Units Agreement, as amended.”
     4. Clause (iii) in the second sentence of Section 4.3 of the Employment Agreement is hereby amended in its entirety to read as follows:
“and the Additional Unit Shares shall be delivered to Executive as provided in his Restricted Units Agreement, as amended.”

     5. Subsection (a) of Section 4.4 of the Employment Agreement, as amended by Amendment 2006-1, is hereby amended in its entirety to read as follows:
“(a) Except as provided in Section 6.2 in the event of a Change in Control (as defined in Section 6.1), if (i) Executive’s employment is terminated by the Company for any reason other than Cause or the death or Disability Termination of Executive, or (ii) Executive’s employment is terminated by Executive for Good Reason (as defined herein), then (A) the Company shall pay to Executive within thirty (30) days following Executive’s Date of Termination a lump sum cash payment equal to the sum of (x) the Accrued Obligations and (y) his Base Salary (including the minimum increases provided therein) during the remainder of the then-current Term, (B) all Stock Options granted to Executive shall become immediately vested (to the extent not already vested) on the date of such termination and shall be exercisable through their original expiration dates, (C) Company shall pay to Executive for the remaining balance of the Term following Executive’s Date of Termination, a monthly cash payment, payable on the first business day of each month that follows Executive’s Date of Termination, in an amount equal to the monthly premium cost that Company would have paid on behalf of Executive to cover Executive under Company’s life insurance plan if Executive’s employment with Company had not terminated, and (D) all Additional Unit Shares shall be delivered to Executive as provided in his Restricted Units Agreement, as amended. Further, the Company shall pay to Executive, for the period ending on the earliest of (i) the last day of the Term, (ii) the date Executive receives equivalent coverage and benefits that do not include waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis), or (iii) earlier of (A) during the COBRA continuation period, the first month in which Executive does not pay to Company the applicable monthly premium for COBRA insurance coverage under Company’s group health plan, or (B) following the expiration of the COBRA continuation period, the first month in which Executive does not provide Company with evidence that he is receiving health insurance coverage from another insurance provider, a monthly cash payment, payable on the first business day of each month that follows Executive’s Date of Termination, in an amount equal to the quotient determined by dividing (x) the aggregate monthly premium cost for “COBRA” family health coverage under Company’s group health plan, by (y) 0.55. Notwithstanding the foregoing, if at the time of Executive’s termination the Company’s stock is publicly traded and Executive is a ‘specified employee’ (as such term is defined in section 409A(2)(B)(i) of the Code and its corresponding regulations), then all cash payments (other than Accrued Obligations) to Executive pursuant to this Section 4.4(a) shall not be paid to Executive until as soon as administratively practicable following the expiration of the six month period following the date of Executive’s Date of Termination, but not later than the first Company payroll date that occurs after the end of such six month period. Any postponed amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s Date of Termination, and any amounts payable to Executive after the expiration of such six (6) month period under this Agreement shall continue to be paid to

Executive in accordance with the terms of this Agreement. If Executive dies during such six-month period and prior to the payment of the postponed cash amounts hereunder, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death. If any of the cash payments payable pursuant to this subsection 4.4(a) are deferred due to such requirements, there shall be added to such payments interest during the deferral period at a rate, per annum, equal to the applicable federal short-term deferral rate (compounded monthly) in effect under section 1274(d) of the Code on Executive’s Date of Termination.”
     6. Section 5.1 of the Employment Agreement is hereby amended in its entirety to read as follows:
“5.1 Triggering Events. Unless Executive has been terminated for Cause in accordance with Section 4.3 hereof or has voluntarily left his employment with the Company (other than for Good Reason or due to Disability), in each case prior to December 31, 2009, upon the occurrence of a Change in Control, each Additional Company Stock Option shall vest (to the extent not already vested) and be exercisable through its original expiration date and all Additional Unit Shares shall be distributed to Executive as provided in his Restricted Units Agreement, as amended. In the event that the delivery of the Additional Unit Shares are not made on the Change in Control as provided in the Restricted Units Agreement, as amended, and cash is paid as consideration for the Company’s common stock in the Change in Control, then the Company, or its successor in the Change in Control, shall deposit in an irrevocable rabbi trust with a reputable financial institution acceptable to Executive the cash equivalent of the Additional Unit Shares and such cash equivalent and any interest or earnings thereon shall be delivered to Executive as set forth in the Restricted Units Agreement, as amended.”
     7. Section 6.2 of the Employment Agreement, as amended by Amendment 2006-1, is hereby amended in its entirety to read as follows:
“6.2 Termination without Cause or by Executive for Good Reason Related to a Change in Control. Notwithstanding anything to the contrary set forth in Section 4.4(a) above, and subject to Executive and the Company executing a mutual release that is mutually agreeable (provided, however, that Executive shall not be required to execute such mutual release as a condition to the receipt of the payments and benefits described below unless the Company also executes such mutual release), in the event that within 18 months following a Change in Control: (i) the Company fails to extend this Agreement pursuant to Section 2.1, (ii) Executive terminates his employment for Good Reason or (iii) Executive’s employment is terminated by the Company for a reason other than death, Disability Termination or Cause, then the Company shall:
     (a) pay Executive an amount equal to the Accrued Obligations, excluding any bonus accruals;

     (b) pay Executive a severance amount equal to the sum of (i) 2.99 times the amount that results from adding Executive’s Base Salary (determined prior to any reduction that would provide Executive with the right to terminate his employment on account of Good Reason) as of his last day of active employment to the target bonus that Executive was eligible to receive in the fiscal year of his termination of employment, and (ii) a pro ration of the target bonus that Executive was eligible to receive in the fiscal year of his termination of employment, with such pro ration determined by multiplying such target bonus amount by a fraction, the numerator of which is the number of days during which Executive was employed by Company in the fiscal year of his termination and the denominator of which is 365; except as provided below, which severance amount shall be paid in a single sum within sixty (60) days following the Date of Termination;
     (c) pay to Executive for the period ending on the later of (i) the end of the Term of the Agreement or (ii) the first anniversary of Executive’s Date of Termination, a monthly cash payment, payable on the first business day of each month that follows Executive’s Date of Termination, in an amount equal to the monthly premium cost that Company would have paid on behalf of Executive to cover Executive under Company’s life insurance plan if Executive’s employment with Company had not terminated;
     (d) pay to Executive, for the period ending on the earliest of (i) the later of (A) the end of the Term of the Agreement or (B) the first anniversary of Executive’s Date of Termination, (ii) the date Executive receives equivalent coverage and benefits that do not include waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or (iii) the earlier of (A) during the COBRA continuation period, the first month in which Executive does not pay to Company the applicable monthly premium for COBRA insurance coverage under Company’s group health plan, or (B) following the expiration of the COBRA continuation period, the first month in which Executive does not provide Company with evidence that he is receiving health insurance coverage from another insurance provider, a monthly cash payment, payable on the first business day of each month that follows the Date of Termination, in an amount equal to the quotient determined by dividing (x) the aggregate monthly premium cost for “COBRA” family health coverage under Company’s group health plans, by (y) 0.55; and
     (e) pay to Executive all reasonable legal fees and expenses incurred by Executive during his lifetime as a result of such termination of employment (including legal fees and expenses, if any, incurred by Executive during his lifetime in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise). The foregoing limitation shall not preclude the Executive’s estate or heirs from recovering reasonable legal fees (and related expenses) in accordance with the provisions hereof in the event that Executive’s estate or heirs initiate or continue any dispute or controversy arising under or in connection with this Agreement after Executive’s death; provided, however, that such reasonable legal fees (and related expenses) are incurred within the six (6)-year period following the date of Executive’s death. The reimbursement shall be made within ninety (90) days following the resolution of such contest or dispute (whether or not appealed), but not later than the end of the calendar year following the year in which the contest or dispute is resolved, to the extent the Company receives reasonable written evidence of such fees and expenses.
Notwithstanding the foregoing, if at the time of Executive’s termination the Company’s stock is publicly traded and Executive is a ‘specified employee’ (as such term is defined in section 409A(2)(B)(i) of the Code and its corresponding regulations), then all cash payments (other than Accrued Obligations) to Executive pursuant to this Section 6.2 shall not be paid to Executive until as soon as administratively practicable following the expiration of the six-month period following the Executive’s Date of Termination, but not later than the first Company payroll date that occurs after the end of such six-month period. Any postponed amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s Date of Termination, and any amounts payable to Executive after the expiration of such six (6) month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If Executive dies during such six-month period and prior to the payment of the postponed cash amounts hereunder, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death. If any of the cash payments payable pursuant to this Section 6.2 are deferred due to such requirements, there shall be added to such payments interest during the deferral period at a rate, per annum, equal to the applicable federal short-term deferral rate (compounded monthly) in effect under section 1274(d) of the Code on Executive’s Date of Termination.”
     8. The fourth sentence of subsection (b) of Section 6.3 of the Employment Agreement is hereby amended in its entirety to read as follows:
“Any Gross-Up Payment, as determined pursuant to this Section 6.3, shall be paid by Company to Executive within five (5) days of receipt of the Accounting Firm’s determination, but in any event, not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.”
     9. The seventh sentence of subsection (b) of Section 6.3 of the Employment Agreement is hereby amended in its entirety to read as follows:
“In the event that Executive thereafter is required to make a payment of any Excise Tax (or any additional Excise Tax), the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive within five (5) days of receipt of the Accounting Firm’s determination, but in any event, not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.”
     10. Section 8.1 of the Employment Agreement is hereby amended in its entirety to read as follows:
“8.1 Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief sought under Section 7.4 above, shall be settled exclusively by arbitration in Princeton, New Jersey, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Executive shall be entitled to recover from the Company the amount of his legal fees (and related expenses) incurred by him during his lifetime in excess of $50,000 in the aggregate in connection with claims or disputes under this Agreement, any of the respective agreements evidencing the grant of Stock Options, the Restricted Units and the registration statements provided for in the Prior Registration Rights Provisions and Exhibit B hereto, unless Executive is determined by the arbitrator or a court to have acted frivolously or in bad faith with respect to such claim or dispute. The foregoing limitation shall not preclude the Executive’s estate or heirs from recovering reasonable legal fees (and related expenses) in accordance with the provisions hereof in the event that Executive’s estate or heirs initiate or continue any dispute or controversy arising under or in connection with this Agreement after Executive’s death; provided, however, that such reasonable legal fees (and related expenses) are incurred within the six (6)-year period following the date of Executive’s death. The reimbursement shall be made within ninety (90) days following the resolution of such contest or dispute (whether or not appealed), but not later than the end of the calendar year following the year in which the contest or dispute is resolved, to the extent the Company receives reasonable written evidence of such fees and expenses.”
     11. A new Section 8.15 is hereby added to the Employment Agreement to read in its entirety as follows:
“8.15 Section 409A.
     (a) This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a ‘separation from service’ under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

     (b) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”
     12. In all respects not modified by this Amendment 2008-1, the Employment Agreement and Amendment 2006-1 are hereby ratified and confirmed.
     IN WITNESS WHEREOF, Company and Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
By:	/s/ Richard Caruso
	Name:	Richard Caruso
	Title:	Chairman

EXECUTIVE
/s/ Stuart M. Essig
Stuart M. Essig

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